Exhibit 12

                    Irvine Apartment Communities, L.P.
      Computation of Consolidated Ratio of Earnings to Fixed Charges
                       (in thousands, except ratios)


                                         Nine Months Ended
                                           September 30,                        Year Ended December 31,
                                         -----------------      ------------------------------------------------------
                                         1997         1996       1996        1995        1994        1993        1992
                                         ----         ----       ----        ----        ----        ----        ----
Earnings
Earnings (Loss) Before
 Extraordinary Item...............     $42,955      $28,905     $41,192     $25,056     $12,279       $(387)     $(1,600)
Add back:
Interest Expense..................      21,949       22,378      29,506      25,894      26,827      50,248       49,154
Amortization of Deferred
 Financing Costs..................       1,882        1,975       2,627       8,510      15,942       3,012        1,474
Portion of Rent Expense Deemed
 to Represent Interest............          88           78         115          89          68
                                        ------       ------      ------      ------      ------      ------       ------
Earnings Available for Fixed
 Charges..........................      66,874       53,336      73,440      59,549      55,116      52,873       49,028
                                        ------       ------      ------      ------      ------      ------       ------
Fixed Charges
Interest Expense..................      21,949       22,378      29,506      25,894      26,827      50,248       49,154
Amortization of Deferred
 Financing Costs..................       1,882        1,975       2,627       8,510      15,942       3,012        1,474
Capitalized Interest..............       3,694        2,296       3,151       6,779       1,261         233          640
Portion of Rent Expense
 Deemed to Represent Interest.....          88           78         115          89          68
                                        ------       ------      ------      ------      ------      ------       ------
Fixed Charges.....................     $27,613      $26,727     $35,399     $41,272     $44,098     $53,493      $51,268
                                        ------       ------      ------      ------      ------      ------       ------
Ratio of Earnings to Fixed
 Charges..........................       2.42x        2.00x       2.07x       1.44x       1.25x       0.99x        0.96x
Excess of Fixed Charges Over
 Earnings.........................                                                                   $(620)      $(2,240)

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For the purpose of calculating the consolidated ratio of earnings to fixed charges, earnings consist of earnings before income taxes, extraordinary items, and fixed charges. Fixed charges consist of interest expense, capitalized interest, amortization of deferred financing costs and that portion of rental expense representative of the interest factor in leases.